Exhibit 99.1

NYSE: MMP

Date:    July 25, 2013
Contact:    Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Increases Quarterly Cash Distribution to 53.25 Cents, Raises Annual Distribution Growth Targets to 16% for 2013 and 15% for 2014

TULSA, Okla. - The board of directors of Magellan Midstream Partners, L.P. (NYSE: MMP) has increased the partnership's quarterly cash distribution to 53.25 cents per unit for the period April 1 through June 30, 2013, representing the 45th distribution increase since its initial public offering in 2001.
The second-quarter 2013 distribution is 13% higher than the second-quarter 2012 distribution of 47.125 cents per unit and represents a 5% increase over the first-quarter 2013 distribution of 50.75 cents.
The new distribution, which equates to $2.13 per unit on an annualized basis, will be paid Aug. 14 to unitholders of record at the close of business on Aug. 7.
“Magellan's operations continue to generate strong results and our growth projects remain on track,” said Michael Mears, chief executive officer. “As a result, we are pleased to raise our annual distribution growth targets to 16% for 2013 and 15% for 2014, reflecting our confidence in Magellan's future.”
Previously, Magellan's distribution guidance had been at least 10% annual growth for 2013 and 2014.
This announcement is intended to be a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership's distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store over 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership's tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership's terminals or pipelines; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and subsequent reports on Forms 10-Q and 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.